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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement (Amendment No. 2) on Form S-1 (No. 333-41909) of our report dated October 21, 1997 relating to the financial statements of Nutraceutical International Corporation, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended September 30, 1997 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Salt Lake City, Utah

February 11, 1998